Exhibit 99.1

News Release

Contacts: Media – Alan H. McCoy, Vice President, Government & Public Relations (513) 425-2826

                    Investors – Albert E. Ferrara, Jr., Vice President, Finance & CFO (513) 425-2888

UAW Members Ratify Six-Year Contract At AK Steel’s Rockport Works

MIDDLETOWN, OH, July 9, 2007 — AK Steel (NYSE: AKS) said today that members of the United Auto Workers (UAW), Local 3044, have ratified a new six-year labor agreement covering about 190 hourly production employees at the company’s Rockport (IN) Works. AK Steel said that UAW officials notified the company that the new contract was ratified in voting held on July 5th and 6th in Rockport. The new agreement takes effect August 1, 2007 and runs through September 30, 2013.

“We are delighted that members of UAW Local 3044 have ratified a new, competitive labor agreement that will help Rockport Works continue to serve our valued customers with outstanding quality and productivity,” said James L. Wainscott, chairman, president and CEO of AK Steel. “We are especially pleased that the new contract is in place well ahead of the expiration date of the previous agreement.”

The parties had agreed to commence early bargaining in the mutual desire to reach a new contract prior to the expiration of the existing agreement that would have expired on September 30, 2007. A tentative contract agreement was reached on June 28, 2007.

AK Steel said that, among various provisions, the new contract at Rockport Works includes:

•	Competitive wage increases and lump sum payments

•	A signing bonus for early ratification

•	Continued cost-sharing for employee health care

•	Improved contributions to a 401(k) defined contribution retirement plan

AK Steel produces flat-rolled carbon, stainless and electrical steel products, as well as carbon and stainless tubular steel products, for automotive, appliance, construction and manufacturing markets. The Rockport Works processes flat-rolled carbon and stainless products for a wide variety of end uses, including automotive and appliance markets.

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